Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of nCino, Inc. for the registration of shares of its common stock, preferred stock, and depositary shares, and to the incorporation by reference therein of our report dated March 31, 2021, with respect to the consolidated financial statements of nCino, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

January 10, 2022